EXHIBIT 99.1

BlastGard International Enters Into A Supply Agreement Expected to Generate $1.8 to $2.4 Million per Year For Insensitive Munitions Product Packaging

September 22, 2008 -- Tampa, FL -- BlastGard International, Inc. (OTCBB: BLGA today announced an agreement with U. S. Explosive Storage to  provide them with BlastWrap for insensitive munitions packaging of ammunition storage, ordnance storage, pyrotechnics storage, and other explosive materials storage, utilized, among other things, for military, governmental, and commercial use.

“This is a significant development” stated James F. Gordon, Chairman of BlastGard International, Inc. “BlastGard and U.S. Explosive are joining forces to create storage and transportation boxes that will prevent sympathetic detonation through BlastWrap’s unique proprietary technology that will quench the fireball and mitigate the effects of an explosion thereby significantly reducing the damage to people and assets from such explosions. Additionally all magazines and storage containers will have Radio Frequency Shield protection (RFP), which will prevent the flow of radio controlled detonation systems. We will be installing BlastWrap inside storage boxes and inside the magazines. U.S. Explosives is forecasting sales of $5-6 million in year one and approximately $8 million in year two. The BlastWrap component in the new product line represents approximately $1.8 million in year one and 2.4 million in year two with ever increasing sales on a year over year basis.”

About U.S. Explosive Storage

U. S. Explosive Storage (“U.S. Explosive”) is the premier manufacturer of explosive magazines for ammunition storage, ordnance storage, pyrotechnics storage, and other explosive materials storage. U.S. Explosive has over 30 years of manufacturing and design experience in the steel building industry. U.S. Explosive provides the best in storage magazines, day boxes, IME/DOT boxes, fireworks storage and portable explosive storage lockers available. Additional information on U.S. Explosive can be found at http://www.usexplosive.com.

About BlastGard International, Inc.

BlastGard International, Inc. creates, designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a concept (not a chemical compound) from which blast protection products are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400